Gran Tierra Energy Inc. Announces Second Quarter 2018 Results and Operational Update Highlighted by Record Company Production and Strong Financial Performance

CALGARY, ALBERTA, August 2, 2018, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE American:GTE)(NYSE MKT:GTE)(TSX:GTE) today announced the Company's financial and operating results for the second quarter ended June 30, 2018 ("the Quarter"). All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated. Production amounts are on an average working interest before royalties ("WI") basis unless otherwise indicated. Per barrel ("bbl") of oil equivalent ("BOE") amounts are based on WI sales before royalties. For per BOE amounts based on net after royalty ("NAR") production, see Gran Tierra's Quarterly Report on Form 10-Q filed August 2, 2018.

Key Highlights

•
Achieved record production of 35,400 BOE per day ("BOEPD") in the Quarter with an average production rate of 36,426 BOEPD in June 2018; the Company remains on track to meet full year 2018 production guidance of 36,500 to 38,500 BOEPD, with fourth quarter 2018 production expected to exceed 40,000 BOEPD

•
Strong financial performance in the Quarter: net income of $20 million ($0.05 per share, basic), funds flow from operations[1] of $95 million ($0.24 per share, basic) and capital expenditures of $84 million

•
Exited the Quarter with $126 million of cash and cash equivalents and an undrawn $300 million credit facility, representing 0.8 times net debt to the Quarter's annualized funds flow from operations and 0.7 times net debt to the Quarter's annualized EBITDA[1]

•	Acordionero production facility expansion and additional development drilling on track and on budget, with an active second half 2018 planned

•
In mid-July 2018, Gran Tierra reached an important safety milestone with no lost time injury for 5 million person-hours; the Company achieved this milestone while increasing activity levels in all of its assets

•	Expanded 2018 capital program to range of $305 million to $325 million to:

◦	appraise and develop the Ayombero/Chuira field

◦	drill additional development wells in Costayaco and Acordionero

◦	potential to positively impact 2018 year-end reserves, 2018 exit rate and 2019 production

•
Gran Tierra expects the increased 2018 capital program to be fully funded by cash from operating activities in 2018 of $330 to $340 million, based on first half 2018 results and a forecast Brent oil price of $73/bbl in the second half of 2018

•
Successful development drilling in Costayaco with the CYC-30 well producing from U Sand and Caballos Formation at a stable average rate of 1,491 barrels of oil per day ("bopd") with a water cut of 7% and gas-oil ratio ("GOR") of 82 standard cubic feet per bbl ("scf/bbl") during June 2018; the Company is updating its mapping and reservoir model for the legacy sandstone reservoirs based on these excellent results

•
Cumplidor-2 was drilled on prognosis using the new three-dimensional ("3D") seismic and has been producing from the N Sand at a stable average oil rate of 300 bopd with a water cut of 0.3% and GOR of 77 scf/bbl since June 19, 2018; this well is expected to produce greater than 500 bopd when a larger pump is installed

•	10 gross development wells (10 net) are planned for the second half of 2018

•	Exciting second half 2018 exploration well drilling program has commenced:

◦
Juglar Deep: spud on July 7, 2018, in the Middle Magdalena Valley ("MMV") Basin targeting the deeper La Luna conventional carbonate resource oil play; in shallower formations already drilled, log analysis indicates that 40 feet ("ft") of potential net oil in the La Paz and 12 ft of potential gas pay in the Mugrosa may exist

◦
Chilanguita-1: planned spud in August 2018 on the Putumayo Alea 1848A block, where Gran Tierra recently increased its WI to 100%, to target the A-Limestone, M2-Limestone, U and T Sands and the Caballos Formation

◦
Exploration drilling pad is complete in the PUT-7 block where the Company plans to drill the Pomorroso, Pecari and Northwest multi-zone prospects over the next 6 months to target the A-Limestone and the U and N Sands

1 Net debt is defined as face value of debt (excluding debt issuance costs), less cash and cash equivalents. Funds flow from operations and earnings before interest, taxes and depletion, depreciation and accretion ("DD&A") (" EBITDA") are non-GAAP measures and do not have standardized meanings under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: "During the second quarter of 2018, our high quality, operated, diversified suite of assets in Colombia continued to deliver strong operational and financial performance with record high oil production. Gran Tierra’s strategy is focused on economic returns with an emphasis on profitable production and reserves growth to create long term shareholder value. With our large resource base and drilling inventory, low base declines and high netback production, we continued to demonstrate this Quarter that Gran Tierra has created a sustainable business model, and we expect the revised 2018 capital program to be fully funded by forecasted cash from operating activities in 2018.
Acordionero continues to be Gran Tierra's self-funding growth engine in terms of material economic production increases. During the first half of 2018, our MMV drilling program also delivered exciting results at the Ayombero-1 well, which we believe may have opened up an exciting new front for appraisal and development in the La Luna conventional carbonate play. In the Putumayo Basin, we are also highly encouraged by recent development drilling in the sandstone reservoirs of Gran Tierra's legacy Costayaco field.
After our successful first half of 2018, there are multiple catalysts in the second half of 2018:

•
Forecasted ramp up in Acordionero production with 2 rigs scheduled to drill 6 development oil wells and 1 water injection well, in tandem with the ongoing expansion of the production facilities and waterflood

•	Planned drilling of:

◦	3 appraisal wells at Ayombero, which could convert La Luna carbonate prospective oil resources into reserves

◦	1 exploration well in MMV La Paloma Block, targeting La Luna carbonate oil play

◦	3 exploration wells in PUT-7 block, targeting A-Limestone and N-Sand

◦	1 exploration well in Alea 1848A block, targeting A and M2-Limestones, U and T Sands and Caballos Formation

Our exploration campaign is designed to test the majority of our large portfolio of unrisked mean prospective resources of 1.5 billion BOE1, including our dominant Putumayo Basin position in the A-Limestone, other carbonates and the N Sand oil play fairways, as well as the La Luna carbonate oil play in the MMV Basin.
On behalf of our Board of Directors and the team at Gran Tierra, I want to thank all of our stakeholders for their continued support. We believe that our focused strategy continues to deliver results on several fronts in the multi-horizon, proven hydrocarbon producing basins of Colombia. Gran Tierra is well-positioned for an exciting year of ongoing profitable growth through the rest of 2018."
1 Based on the Company's 2017 year-end estimated reserves and prospective resources as evaluated by the Company's independent qualified reserve engineer McDaniel & Associates Consultants Ltd. in reports with effective dates of December 31, 2017.
Record Company Production

•
Achieved a new Company milestone: record average Colombia production of 35,400 BOEPD in the Quarter, on track with the Company's internal forecast and 18% higher than 30,098 BOEPD in second quarter 2017

•	Increased the Quarter's Colombia production by 57% from second quarter 2015 when the strategy to refocus Gran Tierra on Colombia began, which represents an annualized growth rate of 16%

•
Forecasted to be on target to meet full year 2018 production guidance of 36,500 to 38,500 BOEPD, which would represent annual growth from the 2017 average of 16% to 23%, with continuing increases in Acordionero oil production expected during third and fourth quarter 2018; the Company's production is expected to exceed 40,000 BOEPD in fourth quarter 2018

•	Brought 4 gross wells (4 net) on production during the Quarter

Operational Update

•	MMV Development and New Drilling

◦	Continued Strong Performance at Acordionero, 100% WI

▪	Record Production: Since acquiring the Acordionero field in the MMV in August 2016, Gran Tierra has increased its production 274% to a record high average rate during the Quarter of 17,710 bopd

▪
Free Cash Flow[1]: From the acquisition date of August 23, 2016 until June 30, 2018, the MMV assets have generated $327 million in oil and natural gas sales and $252 million of operating netback[1], while the Company made capital investments in these assets of $164 million; the MMV assets have self-funded the active Acordionero development program

▪	Active 2018 Development Program:

–	During the Quarter, the AC-22 development oil well was brought on stream and produced at an average rate of 737 bopd with 0.2% water cut during June 2018

–	One water injection well and one water source well were also drilled during the Quarter as Gran Tierra continued the expansion of the Acordionero waterflood

–	During third and fourth quarter 2018, we expect a high level of development activity with 2 drilling rigs forecasted to drill 6 development oil wells and 1 water injection well

–
To date, the AC-25 development oil well was spud July 7, 2018 and drilled in a record 9.2 days at one of the lowest costs achieved to date of $2.5 million; the AC-26 development oil well was spud July 21, 2018 and drilled in 10.4 days for the lowest cost Gran Tierra has achieved yet at $1.8 million

–	Central processing facilities expansion: on track with total potential capacity of 30,000 bopd expected by December 2018; new gas-to-power facility forecasted to be operational by second quarter 2019

▪	Enhanced Oil Recovery: water injection capacity is expected to reach 10,000 bbl per day during third quarter 2018, with a further increase to 40,000 bbl per day forecasted during second quarter 2019

◦	Planned Follow-up Appraisal Drilling at Ayombero, Midas Block, 100% WI
Progress in La Luna Formation, conventional, naturally fractured carbonate oil resource play:

▪
The Ayombero-1 well has continued to produce on natural flow, with no stimulation or pumping, at an average rate of 247 bopd since May 1, 2018, 19 degree API oil with no formation water and steady flowing tubing head pressure of approximately 1,500 psi, from 70 ft of perforations within 200 to 275 ft of potential net oil pay in the Galembo member

▪	Gran Tierra is planning to drill 3 Ayombero follow up appraisal wells during the second half of 2018, with 2 additional appraisal wells in the first half of 2019

▪	The planned objectives of the 3 appraisal wells in 2018 are to:

–	Appraise the La Luna formation in two prospective reservoirs (Galembo and Pujamana); the Pujamana is not yet tested but appeared prospective in Ayombero-1

–	Potentially add production by 2018 year end

–	Potentially convert some of Ayombero's gross WI best estimate prospective oil resources of 66 million bbl unrisked[2] into reserves by 2018 year end

◦	Juglar Deep Exploration Well, La Paloma Block, 100% WI

▪
Based on the Ayombero-1 results, Gran Tierra spud the Juglar Deep exploration well to test the La Luna Formation on July 7, 2018, at a location 50 kilometers ("km") west-southwest of the Ayombero-1 well and 30 km west-southwest of the Acordionero field; the Company will be assessing the La Luna carbonate play at both the northern and southern ends of Gran Tierra's extensive MMV land base

▪	In shallower formations already drilled in the Juglar Deep well, log analysis indicates that 40 ft of potential net oil in the La Paz and 12 ft of potential gas pay in the Mugrosa may exist

◦	Totumillo-1 Exploration Well, Midas Block, 100% WI

▪
Demonstrated that the lowest known oil within the Lisama play area may be at approximately 10,850 ft subsea, more than 1,000 ft deeper than currently interpreted at the Acordionero field, which may indicate that the Lisama play fairway has a much larger prospective area in the region

▪	Updated geological interpretation indicates that a more prospective well location (Totumillo-2) with better Lisama reservoir sand development may exist to the east of Totumillo-1

•	Putumayo Basin Development and Exploration

◦	Development in Costayaco, Chaza Block, 100% WI

▪
We continue to develop the Costayaco field and have had positive results from recent infill drilling, including lower than expected water cuts in the legacy sandstone reservoirs, which demonstrate that areas of high oil saturation still exist despite these reservoirs being on waterflood for more than 8 years; the Company is updating the reservoir model and assessing future opportunities to further optimize the field and to potentially increase oil reserves; the results are summarized below:

Well	Timeframe	Production (bopd)	Water Cut	GOR (scf/bbl)	Producing Sands
CYC-30	June 2018	1,491	7%	82	U, Caballos
CYC-31	June 2018	210	88%	31	U, T, Caballos
CYC-32	July 2018	382	89%	530	U, T, Caballos
CYC-33	June 2018	740	62%	228	N, U, T, Caballos
CYC-35i	July 16-25, 2018	296	13%	31	Caballos

▪
Following the Quarter's successes in the legacy reservoirs, the CYC-36 development oil well is planned to commence drilling in third quarter 2018 to target potentially higher oil saturation regions of the U and T Sands and the Caballos Formation in the northern part of the field; and to evaluate the potential in the shallower M2 and A-Limestones

◦	Development and Exploration in Putumayo 7 ("PUT-7") Block, 100% WI

▪
Development/Appraisal: Cumplidor-2: this successful development oil well from the Quarter has been producing at a stable average oil rate of 300 bopd with a water cut of 0.3% and GOR of 77 scf/bbl since June 19, 2018

▪
Exploration: Gran Tierra plans to drill the Pomorroso, Pecari and Northwest multi-zone exploration prospects in sequence from the same drilling pad starting in third quarter 2018; these 3 exploration wells are planned to target the A-Limestone and the U and N Sands using the 3D seismic acquired in 2017; a fourth location has also been identified in the same area

◦	Strong A-Limestone Production from Vonu-1 Well, Putumayo 1 ("PUT-1") Block, 55% WI

▪	This important discovery well in the A-Limestone is currently producing 1,281 bopd (100% gross) from the A-Limestone, or 705 bopd WI, with less than 1% water cut (the Quarter average)

▪
Vonu-1 remains Gran Tierra's strongest A-Limestone well to date in terms of oil production performance and has already produced just over 600,000 bbls of oil (100% gross cumulative) as of June 30, 2018

◦	Chilanguita-1 Exploration Well, Alea 1848A Block, 100% WI

▪	This multi-zone exploration well is expected to spud in August 2018; primary targets are the U and T Sands and A-Limestone

◦	Planned 3D Seismic Program

▪
Gran Tierra plans to acquire a large 3D seismic survey starting in second half 2018 which would cover 341 square km across the Alea 1848A, Nancy-Burdine-Maxine, Putumayo-4 ("PUT-4") and Putumayo-25 blocks

▪	This 3D seismic program is designed to assist with planning future multi-zone exploration drilling on these blocks, in particular to target the A-Limestone and the N Sand

◦	Siriri-1 Exploration Well, PUT-4 Block, 100% WI

▪
After non-commercial oil volumes were produced from the A and B-Limestones, the N Sand was tested during the Quarter but connectivity to the formation could not be established; the well was subsequently plugged and abandoned

▪
However, Siriri-1 successfully proved that the A Limestone is oil-charged in the deepest part of the Putumayo Basin; after the 3D seismic program described above is completed, the Carana-1 exploration well is planned to be drilled in 2019 from the same pad in PUT-4 to evaluate the A-Limestone in a more prospective structural setting and to target the N Sand based on the 3D seismic

◦	Future Planning for A-Limestone Exploration Drilling

▪	Starting in the first quarter of 2018, Gran Tierra began to scout areas for targeting the A-Limestone conventional resource play across all of the Company's Putumayo blocks

▪	Out of the 62 regions identified to date, 22 have been effectively scouted so far

▪	This scouting project is planned to continue through the remainder of 2018 and into 2019

•	Sinu Basin: Tonga-1 Exploration Well, Sinu-3 Block, 51% WI

◦
This frontier exploration commitment well was drilled in the Quarter, did not encounter commercial hydrocarbon quantities and was thus plugged and abandoned; all block commitments have been fulfilled and Gran Tierra plans to relinquish this block

1 Operating netback and free cash flow are non-GAAP measures and do not have a standardized meaning under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release.
2 Assigned by the Company's independent qualified reserve evaluator McDaniel & Associates Consultants Ltd. as of April 30, 2018.

Strong Financial Performance in the Quarter

•	The Company exited the Quarter with $126 million of cash and cash equivalents and an undrawn $300 million credit facility

•	Continued significant exposure to oil price strength with oil representing 100% of total Company production in the Quarter

•	Net income of $20 million compared with net income of $18 million in the first quarter 2018 (the "Prior Quarter")

•	Funds flow from operations[1] increased by 26% to $95 million compared with the Prior Quarter and 86% from the second quarter 2017, while the Brent price increased only 47% from second quarter 2017

•	Active quarter with capital expenditures of $84 million; funds flow from operations in the Quarter were $11 million higher than capital expenditures

•	Oil and gas sales increased by 18% compared with the Prior Quarter to $163 million and were up 70% compared with second quarter 2017

•	Operating netback[1] increased by 11% compared with the Prior Quarter to $38.28 per BOE and increased by 75% relative to second quarter 2017; whereas, Brent increased only 47% since second quarter 2017

•
Operating expenses increased to $10.89 per BOE partially due to increased workover expenses of $1.14 per BOE; excluding workover expenses, operating expenses increased by $1.20 per BOE compared with the Prior Quarter primarily as a result of payments triggered by renegotiating the Company's field operating agreements, higher power generation costs and accelerated maintenance costs, mainly in the Acordionero field in the Quarter

•
Quality and transportation discount was $10.52 per BOE compared with $10.72 per BOE in the Prior Quarter; this $0.20 per BOE reduction resulted from optimization of transportation routes and narrowing of differentials

•	Transportation expenses decreased to $2.04 per BOE compared with $2.29 per BOE in the Prior Quarter due to the use of alternative transportation routes which had lower costs per BOE

•	Cash G&A expenses decreased to $2.07 per BOE compared with $2.61 per BOE in the Prior Quarter

•	Increased the 2018 development capital program by an additional $15 to $30 million for:

◦	Ayombero appraisal drilling of 3 wells based on the success of the Ayombero-1 well; expected positive production impact would be realized in 2019

◦	Costayaco development drilling and 1 additional water injection well in legacy reservoirs to follow up on first half 2018 successful development drilling

◦	2 Acordionero development wells accelerated from 2019 into fourth quarter 2018

1 Funds flow from operations and operating netback are non-GAAP measures and do not have standardized meanings under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release.

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31
	2018	2017	2018	2017	2018

Net Income (Loss)	$20,300	$(6,807)	$38,161	$5,964	$17,861
Per Share - Basic and Diluted	$0.05	$(0.02)	$0.10	$0.01	$0.05

Oil and Gas Sales	$163,446	$96,128	$301,674	$190,787	$138,228
Operating Expenses	(35,059)	(27,208)	(61,324)	(51,145)	(26,265)
Transportation Expenses	(6,522)	(6,492)	(13,519)	(13,434)	(6,997)
Operating Netback(1)	$121,865	$62,428	$226,831	$126,208	$104,966

G&A Expenses Before Stock-Based Compensation	$6,604	$7,610	$14,586	$15,173	$7,982
G&A Stock-Based Compensation	6,609	1,903	9,787	3,052	3,178
G&A Expenses, Including Stock Based Compensation	$13,213	$9,513	$24,373	$18,225	$11,160

EBITDA(1)	$102,278	$41,634	$190,866	$103,172	$88,588

Funds Flow from Operations(1)	$94,549	$50,920	$169,297	$95,946	$74,748

Capital Expenditures	$84,394	$57,865	$157,088	$104,025	$72,694

Average Daily Volumes (BOEPD)
WI Production Before Royalties	35,400	31,437	35,239	30,663	35,075
Royalties	(7,202)	(5,014)	(7,045)	(5,051)	(6,886)
Production NAR	28,198	26,423	28,194	25,612	28,189
Increase in Inventory	(296)	(140)	(639)	(61)	(986)
Sales	27,902	26,283	27,555	25,551	27,203
Royalties, % of WI Production Before Royalties	20%	16%	20%	16%	20%

Per BOE
Brent	$74.90	$50.92	$71.04	$52.79	$67.18
Quality and Transportation Discount	(10.52)	(10.73)	(10.55)	(11.53)	(10.72)
Royalties	(13.17)	(6.50)	(12.21)	(6.85)	(11.25)
Average Realized Price	51.21	33.69	48.28	34.41	45.21
Transportation Expenses	(2.04)	(2.28)	(2.16)	(2.42)	(2.29)
Average Realized Price Net of Transportation Expenses	49.17	31.41	46.12	31.99	42.92
Operating Expenses	(10.89)	(9.50)	(9.74)	(9.20)	(8.55)
Operating Netback(1)	38.28	21.91	36.38	22.79	34.37
G&A Expenses	(2.07)	(2.67)	(2.33)	(2.74)	(2.61)
Equity Tax	—	—	—	(0.22)	—
Realized Foreign Exchange Loss	(0.11)	—	(0.07)	(0.18)	(0.03)
Realized Financial Instruments (Loss) Gain	(3.03)	0.16	(2.48)	0.22	(1.90)

Interest Expense, Excluding Amortization of Debt Issuance Costs	(2.05)	(0.95)	(1.82)	(0.94)	(1.58)
Interest Income	0.19	0.09	0.22	0.12	0.26
Current Income Tax Expense	(1.51)	(0.62)	(2.74)	(1.66)	(4.02)
Cash Netback(1)	$29.70	$17.92	$27.16	$17.39	$24.49

Share Information (000s)
Common Stock Outstanding, End of Period	390,018	386,742	390,018	386,742	384,960
Exchangeable Shares Outstanding, End of Period	1,135	8,030	1,135	8,030	5,908
Weighted Average Number of Common and Exchangeable Shares Outstanding - Basic	391,054	398,585	391,173	398,795	391,294

1 Operating netback, EBITDA, , funds flow from operations and cash netback are non-GAAP measures and do not have a standardized meaning under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.

Corporate Presentation:

Gran Tierra's Corporate Presentation has been updated and is available on the Company website at www.grantierra.com.

Conference Call Information:

Gran Tierra Energy Inc. will host its results conference call for the Quarter on Friday, August 3, 2018. Details of the conference call are as follows:

Date:	Friday, August 3, 2018
Time:	11:00 a.m. Eastern Time (9:00 a.m. Mountain Time)
North American participants call:	1-844-348-3792 (Toll-Free)
Outside of Canada & USA call:	1-614-999-9309

Interested parties may also access the live webcast on the investor relations page of Gran Tierra’s website at www.grantierra.com. An archive of the webcast will be available on Gran Tierra’s website until August 10, 2018. In addition, an audio replay of the conference call will be available on Gran Tierra's website following the call until August 7, 2018. To access the replay, dial toll-free 1-855-859-2056 (North America), or 1-404-537-3406 (outside of Canada and USA), conference ID: 6399184.

Contact Information

For investor and media inquiries please contact:

Gary Guidry
Chief Executive Officer

Ryan Ellson
Chief Financial Officer

Rodger Trimble
Vice President, Investor Relations

403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company focused on oil and natural gas exploration and production in Colombia. The Company is focused on its existing portfolio of assets in Colombia and will pursue new growth opportunities throughout Colombia, leveraging our financial strength. The Company’s common shares trade on the NYSE American and the Toronto Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company's website does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on the SEC website at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward-Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward-looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"), which can be identified by such terms as “expect,” “plan,” “guidance,” “project,” “will,” “believe,” and other terms that are forward-looking in nature. Such forward-looking statements include, but are not limited to, the Company's expectations, capital program, future sources of funding for capital expenditures and guidance, including for certain future well results, production and reserves estimates, the Company’s strategies, the Company’s operations including planned operations, oil production, and the completion of certain infrastructure such as its gas to power projects and cost savings associated therewith.

Statements relating to “resources” are also deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, including that the resources described can be profitably produced in the future.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the risk profile of planned exploration activities, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly; Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption "Risk Factors" in Gran Tierra's Annual Report on Form 10-K filed February 27, 2018 and its Quarterly Reports. These filings are available on the SEC website at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed.

All forward-looking statements included in this press release are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as to not imply that more emphasis should be placed on the non-GAAP measure.

Operating netback as presented is defined as oil and gas sales less operating and transportation expenses. See the table entitled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation. A reconciliation from oil and gas sales to operating netback for the MMV assets is as follows:

MMV assets - acquisition date until June 30, 2018
(Thousands of U.S. Dollars)
Oil and natural gas sales	$326,797
Operating expenses	(41,386)
Transportation expenses	(33,102)
Operating netback	$252,309

Cash netback as presented is defined as net income or loss before DD&A expenses, asset impairment, deferred income tax expense, amortization of debt issuance costs, unrealized foreign exchange gains and losses, loss on sale, non-cash operating and G&A expenses and unrealized financial instruments gains and losses. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. A reconciliation from net income or loss to cash netback is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
Cash Netback (Non-GAAP) Measure ($000s)	2018	2017	2018	2017	2018
Net income (loss)	$20,300	$(6,807)	$38,161	$5,964	$17,861
Adjustments to reconcile net income (loss) income to cash netback
DD&A expenses	46,607	31,813	86,068	58,689	39,461
Deferred income tax expense	23,169	11,525	36,651	22,904	13,482
Amortization of debt issuance costs	843	620	1,513	1,225	670
Unrealized foreign exchange loss (gain)	1,583	3,895	539	1,076	(1,044)
Loss on sale	292	9,076	292	9,076	—
Non-cash operating expenses	284	77	415	131	131
Non-cash G&A expenses	6,609	1,903	9,787	3,052	3,178
Unrealized financial instruments (gain) loss	(4,898)	(999)	(3,769)	(5,670)	1,129
Cash netback	$94,789	$51,103	$169,657	$96,447	$74,868

EBITDA, as presented, is defined as net income or loss adjusted for depletion, depreciation and accretion (“DD&A”) expenses, interest expense and income tax expense or recovery. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to EBITDA as follows:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
EBITDA - Non-GAAP Measure ($000s)	2018	2017	2018	2017	2018
Net income (loss)	$20,300	$(6,807)	$38,161	$5,964	$17,861
Adjustments to reconcile net income (loss) to EBITDA
DD&A expenses	46,607	31,813	86,068	58,689	39,461
Interest expense	7,375	3,331	12,870	6,426	5,495
Income tax expense	27,996	13,297	53,767	32,093	25,771
EBITDA (non-GAAP)	102,278	41,634	190,866	103,172	88,588

Funds flow from operations, as presented, is net income or loss adjusted for DD&A expenses, asset impairment, deferred tax expense, stock-based compensation expense, amortization of debt issuance costs, cash settlement of RSUs, unrealized foreign exchange gains and losses, financial instruments gains or losses, cash settlement of financial instruments and loss on sale. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to funds flow from operations is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
Funds Flow From Operations (Non-GAAP) Measure ($000s)	2018	2017	2018	2017	2017
Net income (loss)	$20,300	$(6,807)	$38,161	$5,964	$17,861
Adjustments to reconcile net income (loss) to funds flow from operations
DD&A expenses	46,607	31,813	86,068	58,689	39,461
Deferred tax expense	23,169	11,525	36,651	22,904	13,482
Stock-based compensation expense	6,893	1,980	10,202	3,183	3,309
Amortization of debt issuance costs	843	620	1,513	1,225	670
Cash settlement of RSUs	(240)	(183)	(360)	(501)	(120)
Unrealized foreign exchange loss (gain)	1,583	3,895	539	1,076	(1,044)
Financial instruments loss (gain)	4,768	(1,447)	11,714	(6,886)	6,946
Cash settlement of financial instruments	(9,666)	448	(15,483)	1,216	(5,817)
Loss on sale	292	9,076	292	9,076	—
Funds flow from operations	$94,549	$50,920	$169,297	$95,946	$74,748

Presentation of Oil and Gas Information

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 barrel would be misleading as an indication of value.

This press release contains well-flow test results. Readers are cautioned that well-flow test results are not necessarily indicative of long-term performance or ultimate recovery.

Gran Tierra's Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 dated effective as at December 31, 2017 (the "GTE 51-101F1"), which includes disclosure of its oil and gas reserves and other oil and gas information in accordance with NI 51-101 forming the basis of this press release, is available on SEDAR at www.sedar.com. See the GTE 51-101F1 for additional definitions regarding terms used in this press release.

Estimates of net present value contained herein do not necessarily represent fair market value of resources. Estimates of resources and future net revenue for individual properties may not reflect the same level of confidence as estimates of resources and future net revenue for all properties, due to the effect of aggregation.

This press release contains certain oil and gas metrics, including operating netback and cash netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

Prospective Resources

Prospective Resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective Resources have both an associated chance of discovery and a chance of development. Not all exploration projects will result in discoveries. The chance that an exploration project will result in the discovery of petroleum is referred to as the "chance of discovery." Thus, for an undiscovered accumulation the chance of commerciality is the product of two risk components-the chance of discovery and the chance of development. There is no certainty that any portion of the Prospective Resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the Prospective Resources.

Estimates of the Company's Prospective Resources are based upon the GTE McDaniel Prospective Resources Report dated as at December 31, 2017. The estimates of Prospective Resources provided in this press release are estimates only and there is no guarantee that the estimated Prospective Resources will be recovered. Actual resources may be greater than or less than the estimates provided in this press release and the differences may be material. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra's Prospective Resources will be attained and variances could be material. There is no certainty that any portion of the Prospective Resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the Prospective Resources.

Estimates of Prospective Resources are by their nature more speculative than estimates of proved reserves and would require substantial capital spending over a significant number of years to implement recovery. Actual locations drilled and quantities that may be ultimately recovered from our properties will differ substantially. In addition, we have made no commitment to drill, and likely will not drill, all of the drilling locations that have been attributable to these quantities.

The Prospective Resources in this press release are classified as “mean” representing the arithmetic average of the expected recoverable volume. It is the most accurate single point representation of the volume distribution.

For a discussion of Gran Tierra’s interest in the Prospective Resources, the location of the Prospective Resources, the product type reasonably expected, the risks and level of uncertainty associated with recovery of the resources, the significant positive and negative factors relevant to the estimate of the Prospective Resources, a description of the applicable projects maturity subcategories and other relevant information regarding the Prospective Resources estimates, please see the GTE 51-101F1 available on SEDAR at www.sedar.com.

Estimates of the Company's prospective resources in the Ayombero Prospect are prepared by McDaniel in accordance with NI 51-101 and COGEH as of April 30, 2018.

Prospective resources within the Ayombero prospect are estimated based on 3D seismic and the drilling of the Ayombero-1 well, as well as production from the Chuira field. Prospective resources have been assigned to three horizons within the La Luna formation: the Galembo, the Pujamana and the Salada.
Positive factors for the Ayombero Prospective Resources include:

•	Thick, good quality reservoir exists within the La Luna formation, based on testing of the Ayombero-1 well to date. Gran Tierra is currently producing oil from the Galembo member.

•	The Ayombero-1 well is believed to be producing from the same structure as the wells in the Chuira field, from which Gran Tierra has existing production.

Negative factors for the Ayombero Prospective Resources include:

•	The structure is complex, with potential seal risks in certain areas.

•	Poor quality of data obtained in 3D seismic shoots to date.

Chance of Discovery/Development

Through an evaluation of the risks that are relevant to the Ayombero prospective resources, which are described herein, McDaniel has determined that the chance of discovery is 67% (area with lower seal risks) and 37% (area with higher seal risks), with the chance of development at 90%. The corresponding chance of commerciality is 60% (lower seal risks) and 33% (higher seal risks).

Prospect Maturity

The prospective resources associated with the Ayombero structure have been sub-classified as a “prospect”. COGEH defines "prospect" as a potential accumulation within a play that is sufficiently well defined to present a viable drilling target.

Other Information

Given the uncertainty of discovery associated with such prospective resources, costs and timelines to production, as well as recovery technologies, cannot be determined at this time.

Disclosure of Resources Information and Cautionary Note to U.S. Investors

In this press release, the Company uses the term Prospective Resources. The SEC guidelines strictly prohibit the Company from including Prospective Resources in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company's offices or website. These forms can also be obtained from the SEC website at www.sec.gov or by calling 1-800-SEC-0330.